CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to Registration Statement No. 2-47015 on Form N-1A of our report dated December 22, 2014, relating to the financial statements and financial highlights of Federal Trust Fund, FedFund, TempCash, TempFund, T-Fund, Treasury Trust Fund, MuniCash, MuniFund, California Money Fund and New York Money Fund, constituting the BlackRock Liquidity Funds, (collectively the “Funds”) appearing in the Annual Report on Form N-CSR of BlackRock Liquidity Funds for the year ended October 31, 2014. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Philadelphia, Pennsylvania

February 25, 2015